Rule 424(b)(3) Registration No. 333-57972
PROSPECTUS

CRAY INC.

5,139,408 shares of common stock

     These shares of common stock are issuable upon exercise of common stock purchase warrants owned by the selling shareholders listed on page 3 and may be offered and sold from time to time by them.

     The selling shareholders may sell the shares at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol CRAY. On May 21, 2002, the closing price for our common stock was $3.15 per share.

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE “FACTORS THAT COULD AFFECT FUTURE RESULTS” CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDING MARCH 31, 2002, AND IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 22, 2002.

OUR BUSINESS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
LIMITATION OF LIABILITY AND INDEMNIFICATION
INFORMATION INCORPORATED BY REFERENCE
AVAILABLE INFORMATION

     You should rely only on information contained or incorporated by reference in this prospectus. See “Information Incorporated by Reference” on page 6. Neither we nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

OUR BUSINESS

     We design, build, sell and service high-performance computer systems, sometimes referred to as supercomputers. Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

SELLING SHAREHOLDERS

     On June 21, 1999, we issued a warrant to Terren S. Peizer in exchange for $200,000. The warrant, which fully vested on June 21, 2001, is exercisable for 5,139,408 shares of our common stock at an exercise price of $2.53 per share and expires on June 21, 2009. The exercise price will be proportionately adjusted for any split in the outstanding shares of our common stock or a dividend on our common stock that is paid in common stock.

     The issuance of the warrant to Mr. Peizer is described more fully in our current report on Form 8-K for the event of June 21, 1999, as filed with the Securities and Exchange Commission on June 30, 1999. Mr. Peizer subsequently transferred the warrant to Laphroig LLC and Chinaco LLC, the selling shareholders described below.

     As of May 22, 2002, Mr. Peizer and the selling shareholders held no shares of our common stock. The shares covered by this prospectus include only the shares of common stock issuable to the selling shareholders upon the exercise of the warrant described above. All of the shares covered by this prospectus are being sold for the account of the selling shareholders. As of May 22, 2002, we had 45,641,974 shares outstanding.

			Ownership After Offering
			if All Shares Offered
Shares			in Offering Are Sold
Selling	Owned Before	Shares Being
Shareholder(1)	Offering(2)	Offered	Shares(3)	Percent

Laphroig LLC	0	4,882,438	0	n/a
Chinaco LLC	0	256,970	0	n/a

(1)	Terren S. Peizer has voting and dispositive powers over the shares to be sold by each of the selling shareholders.

(2)	Does not include the shares issuable upon exercise of the warrants nor 18,000 shares issuable to Mr. Peizer upon exercise of stock options.

(3)	Does not include 18,000 shares issuable to Mr. Peizer upon exercise of stock options.

     Mr. Peizer served as the chairman of our board of directors from June 25, 1999 to December 21, 2000, and as a director from June 25, 1999, to February 12, 2002.

     Because each of the selling shareholders may wish to be legally permitted to sell its shares at any time it considers appropriate, we have agreed to file with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, for the resale of the shares issuable upon exercise of the warrant, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares issuable upon exercise of the warrant are no longer required to be registered for sale by the selling shareholders.

PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. They or their respective pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or in other transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may also be sold by one or more of the following methods:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker or dealer, as principal, in a market maker capacity or by other means and resale by the broker or dealer for its account under the terms of the prospectus; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchases.

     We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We and the selling shareholders each have agreed to indemnify the other against specified liabilities, including liabilities arising under the Securities Act of 1933, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our common stock, the person engaged in the distribution generally may not purchase shares of our common stock. The selling shareholders are subject to applicable rules, regulations and provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders and may affect the marketability of our common stock.

     The selling shareholders may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In making sales, brokers or dealers engaged by the selling shareholders may allow other broker or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as underwriters within the meaning of section 2(a)(11) of the Securities Act of 1933. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act of 1933. If either of the selling shareholders qualifies as an underwriter, they will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act of 1933.

     The selling shareholders may also:

•	agree to indemnify any broker or dealer or agent against liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act of 1933, disclosing the material terms of the transaction.

LEGAL MATTERS

     The validity of the common stock we are offering will be passed upon by Kenneth W. Johnson, our Vice President — Legal and General Counsel. As of the date of this prospectus, Mr. Johnson held 40,914 shares of our common stock, options to purchase 310,000 shares of our common stock and warrants to purchase 21,637 shares of our common stock.

EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our restated articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our restated bylaws provide that we will indemnify our directors and, by action of the board of directors, may indemnify our officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by our directors, officers, employees or agents without authorization of the board of directors.

     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons is against public policy as expressed in the Securities Act of 1933 and is not enforceable.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Shares Exchange Act of 1934 until we sell all of the shares of common stock and/or common stock purchase warrants.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2001;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

3.	Our Definitive Proxy Statement for the 2002 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2002;

4.	Our Current Report on Form 8-K for the event of February 15, 2002, as filed on February 20, 2002;

5.	Our Current Report on Form 8-K for the event of March 4, 2002, as filed on March 5, 2002; and

6.	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104-2860, telephone (206) 701-2000.

     The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus.

     You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate only as of any date other the date on the front of this prospectus or those documents.

AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission’s rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

     Statements contained in this prospectus about the contents of any contract or other document referred to describe only those portions of the contract or document which are material. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.